Exhibit 99.1
Marine Petroleum Trust
News Release
MARINE PETROLEUM TRUST
ANNOUNCES THIRD QUARTER CASH DISTRIBUTION
          DALLAS, Texas, August 21, 2009 – Marine Petroleum Trust (NASDAQ: MARPS) (“Marine”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.246003 per unit, payable on September 28, 2009, to unitholders of record on August 31, 2009. Marine’s cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.marps-marinepetroleumtrust.com/.
     This distribution of $0.246003 per unit is 6% lower than the $0.261404 per unit distributed last quarter and is 68% lower than the $0.769788 per unit distributed in the comparable quarter in 2008. Prices realized for both oil and natural gas are down approximately 60% from this time last year. Royalties received from oil and natural gas also down due to damage caused by Hurricanes Gustav and Ike, which hit the Gulf Coast in September 2008 and caused a disruption in oil and natural gas production.
     Over 56% of the royalties included in this distribution are from the net profits interest in the royalty properties located offshore Louisiana held by Marine Petroleum Corporation. This area was the most affected by Hurricanes Gustav and Ike. While the majority of the leases in this area in which Marine holds a royalty interest are presently paying monthly royalties, the current royalties are significantly lower than those paid before production was disrupted due to the hurricanes. It appears that the remaining non-paying leases are not yet back on stream. The Minerals Management Service, a division of the U.S. Government, reported on February 11, 2009 that it expected that a majority of the remaining shut-in oil wells would be restored by late March and that the remaining shut-in natural gas wells would be fully restored by late May 2009. Repair time, however, can be affected by weather conditions and availability of materials. Marine has not received any further update regarding the restoration of the shut-in wells and is not able to determine how many of these wells are located on the leases from which it receives royalties.
     Approximately 43% of the distribution this quarter is from the 32.6% interest that Marine holds in Tidelands Royalty Trust “B”. Revenues from Tidelands Royalty Trust “B” are down primarily due to lower prices realized for both oil and natural gas. Production of oil decreased slightly due to damage caused by Hurricane Ike to the wells and platforms on the leases in which Tidelands Royalty Trust “B” holds an interest.
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Contact:	Ron E. Hooper
Senior Vice President
U.S. Trust, Bank of America Private Wealth Management, Trustee
Toll Free – 1.800.985.0794